GOLDSTEIN GOLUB KESSLER LLP
Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Argyle Security Acquisition Corporation

We hereby consent to the incorporation of our report dated February 3, 2006 on the financial statements of Argyle Security Acquisition Corporation (a corporation in the development stage) as of December 31, 2005 and for the period from June 22, 2005 (inception) to December 31, 2005.

Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 26, 2007

1185 Avenue of the Americas Suite 500 New York, NY 10036-2602
TEL 212 372 1800 FAX 212 372 1801 www.ggkllp.com